CONSENT OF INDEPENDENT AUDITORS



The Trustees and Shareholders
Evergreen Variable Annuity Trust:



We consent to the use of our report dated February 2, 2001 Evergreen VA Blue Chip Fund, Evergreen VA Capital Growth Fund, Evergreen VA Equity Index Fund, Evergreen VA Fund, Evergreen VA Foundation Fund, Evergreen VA Global Leaders Fund, Evergreen VA Growth Fund, Evergreen VA Growth and Income Fund, Evergreen VA High Income Fund, Evergreen VA International Growth Fund, Evergreen VA Masters Fund, Evergreen VA Omega Fund, Evergreen VA Perpetual International Fund, Evergreen VA Small Cap Value Fund, Evergreen VA Special Equity Fund and Evergreen VA Strategic Income Fund, porfolios of Evergreen Variable Annuity Trust, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the Statement of Additional Information.

                                   /s/  KPMG LLP

Boston, Massachusetts
April 25, 2001